UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/30/2013

Phillips 66
(Exact name of registrant as specified in its charter)

Commission File Number:  001-35349

Delaware	45-3779385
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3010 Briarpark Drive
Houston, TX 77042
(Address of principal executive offices, including zip code)

(281) 293-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On December 30, 2013, Phillips 66 (or, "the Company") and Berkshire Hathaway Inc. entered into an agreement pursuant to which Phillips 66 will exchange all of its common stock in Phillips Specialty Products Inc. ("PSPI") for approximately 19 million shares of Phillips 66 common stock owned by Berkshire Hathaway. The Company expects PSPI's balance sheet at closing to include approximately $450 million of cash and cash equivalents. The exact number of Phillips 66 shares to be delivered by Berkshire Hathaway, and the amount of PSPI's cash and cash equivalents, will be determined by reference to the volume weighted average price of Phillips 66 common stock on the closing date.

PSPI, a wholly-owned subsidiary of Phillips 66, operates the Company's flow improver business. PSPI focuses on the science of drag reduction, specializing in maximizing the flow potential of pipelines.

Following regulatory review, the transaction is expected to close in the first half of 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips 66

Date: December 30, 2013	By:	/s/ Paula A. Johnson
Paula A. Johnson
Executive Vice President, Legal, General Counsel and Corporate Secretary